Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-150961) pertaining to the PulteGroup, Inc. 401(k) Plan of our report dated June 5, 2026, with respect to the financial statements and schedule of the PulteGroup, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2025.

/s/ Warren Averett, LLC

Atlanta, Georgia
June 5, 2026